Exhibit (a)(5)(E)



[Cardinal Health Logo]
7000 Cardinal Place
Dublin, OH 43017

www.cardinal.com



CARDINAL HEALTH                              ALARIS MEDICAL SYSTEMS

Media:      Jim Mazzola                      Media:      Frank Jepson
            (614) 757-3690                               (858) 458-7448
            jim.mazzola@cardinal.com                     fjepson@alarismed.com

Investors:  Jim Hinrichs                     Investors:  William Bopp
            (614) 757-7828                               (858) 458-7994
            jim.hinrichs@cardinal.com                    wbopp@alarismed.com


                     CARDINAL HEALTH COMMENCES TENDER OFFER
                        TO ACQUIRE ALARIS MEDICAL SYSTEMS

DUBLIN, OHIO AND SAN DIEGO, JUNE 1, 2004 -- Cardinal Health, Inc. (NYSE: CAH) and ALARIS Medical Systems, Inc. (NYSE: AMI) today announced that, on Friday, May 28, 2004, a subsidiary of Cardinal Health commenced its previously announced tender offer to acquire all of the outstanding common shares of ALARIS, at a price of $22.35 per share, net to the seller in cash. The tender offer is scheduled to expire at midnight, New York City time, on Friday, June 25, 2004, unless extended.

On May 18, Cardinal Health and ALARIS announced that they had reached an agreement for Cardinal Health to acquire ALARIS in a transaction valued at approximately $2 billion, including the assumption of outstanding debt. The transaction is expected to be completed by June 30, 2004 and consists of a cash tender offer to be followed by a merger. Upon completion of the merger, ALARIS will become a wholly owned subsidiary of Cardinal Health.

The ALARIS Board of Directors has approved the Cardinal Health tender offer, the merger and the merger agreement and unanimously recommends that ALARIS stockholders accept the Cardinal Health tender offer and tender their shares.

Completion of the tender offer is subject to there being validly tendered at least that number of ALARIS shares (disregarding any shares tendered by any officer or director of ALARIS), equal to one share more than the number of shares equal to (A) ALARIS' majority stockholder's shares plus (B) a majority of the then issued and outstanding ALARIS shares (other than ALARIS shares owned beneficially or of record by ALARIS' majority stockholder or directors or executive officers of ALARIS) (which number, as of May 27, 2004, equaled 59,183,803 ALARIS shares). The tender offer is also subject to obtaining certain regulatory clearances and approvals and other customary conditions.



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CARDINAL HEALTH COMMENCES TENDER OFFER TO ACQUIRE ALARIS MEDICAL SYSTEMS
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In  this   connection,   Cardinal   Health  has  made  filings   under  the
Hart-Scott-Rodino Antitrust Improvements Act as well as the required filing with German competition authorities and expects to receive the necessary clearances before the end of June 2004.

The complete terms and conditions of the Cardinal Health tender offer for ALARIS are set forth in the Offer to Purchase, dated May 28, 2004, and the related Letter of Transmittal, copies of which are available by contacting the information agent, MacKenzie Partners, Inc. at (800) 322-2885 (Toll-Free) or at
(212) 929-5500 (Collect) or by email at: proxy@mackenziepartners.com.

ABOUT ALARIS MEDICAL SYSTEMS

ALARIS Medical Systems (www.alarismed.com) develops and markets products for the safe delivery of intravenous (IV) medications. The Company's IV medication and infusion therapy delivery systems, software applications, needle-free disposables and related monitoring equipment are marketed in the United States and internationally. ALARIS' "smart" pumps, with the proprietary Guardrails(R) Safety Software, help to reduce the risks and costs of medication errors, help to safeguard patients and clinicians and gather and record clinical information for review, analysis and interpretation. The Company provides its products, professional and technical support and training services to over 5,000 hospital and health care systems, as well as alternative care sites, in more than 120 countries through its direct sales force and distributors. Headquartered in San Diego, California, ALARIS employs approximately 3,000 people worldwide.

ABOUT CARDINAL HEALTH

CARDINAL HEALTH, INC. (www.cardinal.com) is the leading provider of products and services supporting the health care industry. Cardinal Health develops, manufactures, packages and markets products for patient care; develops drug-delivery technologies; distributes pharmaceuticals, medical- surgical and laboratory supplies; and offers consulting and other services that improve quality and efficiency in health care. Headquartered in Dublin, Ohio, Cardinal Health employs more than 50,000 people on five continents and produces annual revenues of more than $50 billion. Cardinal Health is ranked #17 on the 2004 Fortune 500 list and was named one of the best U.S. companies by Forbes magazine for 2004.
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Except for historical information, all other information in this news release consists of forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. With respect to Cardinal Health, the most significant of these uncertainties are described in Cardinal Health's Form 10-K, Form 8-K and Form 10-Q reports (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the costs, difficulties, and uncertainties related to the integration of acquired businesses, the loss of one or more key customer or supplier relationships or changes to the terms of those relationships, changes in the distribution patterns or reimbursement rates for health-care products and/or services, the costs and other effects of governmental regulation and legal and administrative proceedings, and general economic and market conditions. With respect to ALARIS, these risks and uncertainties include, without limitation, the effect of legislative and regulatory changes affecting the health care industry, the historic seasonality of ALARIS' sales, the long sales cycle on large capital equipment sales in North America, the difficulty to precisely predict when hospital capital budgets will permit investment in capital equipment, the potential of increased levels of competition, technological changes, the dependence of ALARIS upon the success of new products (including its proprietary Guardrails(R) Safety Software, the Medley(TM) Medication Safety System and the Asena(R)



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CARDINAL HEALTH COMMENCES TENDER OFFER TO ACQUIRE ALARIS MEDICAL SYSTEMS
PAGE 3

infusion platform) and ongoing research and development efforts including obtaining regulatory approvals, restrictions contained in the instruments governing ALARIS' indebtedness, and the significant leverage to which ALARIS is subject. These and other risk factors are described in the Securities and Exchange Commission filings of ALARIS Medical Systems, Inc., including Form 10-K for the year ended Dec. 31, 2003, and other filings. Neither Cardinal Health nor ALARIS undertakes any obligation to update or revise any forward-looking statement.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities of ALARIS Medical Systems. Cardinal Health has filed a tender offer statement with the U.S. Securities and Exchange Commission and ALARIS has filed a solicitation/recommendation statement with respect to the Cardinal Health tender offer. Investors and ALARIS stockholders are strongly advised to read the tender offer statement (including the offer to purchase, letter of transmittal and related tender documents) and the related solicitation/recommendation statement because they will contain important information. The offer to purchase, the related letter of transmittal and certain other offer documents, as well as the solicitation/recommendation statement, are available to all stockholders of ALARIS at no expense to them. These documents are also available at no charge at the SEC's website at www.sec.gov.